-------------------------
                                                              OMB APPROVAL
                                                       -------------------------
                                                       OMB Number:    3235-0145
                                                       Expires: August 31, 1999
                                                       Estimated average burden
                                                       hours per response 14.90
                                                       -------------------------




                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                        Reckson Service Industries, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                Shares of Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   75621J 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 29, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        / /      Rule 13d-1(b)
        /X/      Rule 13d-1(c)
        / /      Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          Page 1

879237.3

 -------------------------------------------------------------------------------
 CUSIP No. 75621J 10 9             SCHEDULE 13G
 -------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     JAH Realties, L.P.

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
4    Citizenship or Place of Organization

     New York
--------------------------------------------------------------------------------
                   5    Sole Voting Power
NUMBER OF                     2,671,093 (See Item 4, below)
SHARES             -------------------------------------------------------------
BENEFICIALLY       6    Shared Voting Power
OWNED BY                      0
EACH               -------------------------------------------------------------
REPORTING          7    Sole Dispositive Power
PERSON WITH:                  2,671,093 (See Item 4, below)
                   -------------------------------------------------------------
                   8    Shared Dispositive Power
                              0
--------------------------------------------------------------------------------
9   Aggregate Amount Beneficially Owned by Each Reporting Person
          2,671,093 (See Item 4, below)
--------------------------------------------------------------------------------
10  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)  / /
--------------------------------------------------------------------------------
11  Percent of Class Represented by Amount in Row (9)
          9.6%
--------------------------------------------------------------------------------
12  Type of Reporting Person (See Instructions)
          PN
--------------------------------------------------------------------------------

879237.3


 -------------------------------------------------------------------------------
 CUSIP No. 75621J 10 9             SCHEDULE 13G
 -------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     JLH Realty Management Service, Inc.
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
3    SEC Use Only
--------------------------------------------------------------------------------
4    Citizenship or Place of Organization

     New York
--------------------------------------------------------------------------------
                   5    Sole Voting Power
NUMBER OF                     2,671,335 (See Item 4, below)
SHARES             -------------------------------------------------------------
BENEFICIALLY       6    Shared Voting Power
OWNED BY                      0
EACH               -------------------------------------------------------------
REPORTING          7    Sole Dispositive Power
PERSON WITH:                  2,671,335 (See Item 4, below)
                   -------------------------------------------------------------
                   8    Shared Dispositive Power
                              0
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person
          2,671,335 (See Item 4, below)
--------------------------------------------------------------------------------
10   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions) / /
--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)
          9.6%
--------------------------------------------------------------------------------
12   Type of Reporting Person (See Instructions)
          CO
--------------------------------------------------------------------------------


879237.3                                                                  Page 3

--------------------------------------------------------------------------------
CUSIP No. 75621J 10 9              SCHEDULE 13G
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Veritech Ventures LLC
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
3    SEC Use Only
-------------------------------------------------------------------------------
4    Citizenship or Place of Organization

     New York
--------------------------------------------------------------------------------
                   5    Sole Voting Power
NUMBER OF                    1,731,597
SHARES             -------------------------------------------------------------
BENEFICIALLY       6    Shared Voting Power
OWNED BY                     0
EACH               -------------------------------------------------------------
REPORTING          7    Sole Dispositive Power
PERSON WITH:                 1,731,597
                   -------------------------------------------------------------
                   8    Shared Dispositive Power
                             0
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person
          1,731,597
--------------------------------------------------------------------------------
10   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions) / /
--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)
          6.3%
--------------------------------------------------------------------------------
12   Type of Reporting Person (See Instructions)
          OO
--------------------------------------------------------------------------------


879237.3                                                                  Page 4

--------------------------------------------------------------------------------
CUSIP No. 75621J 10 9              SCHEDULE 13G
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Jon L. Halpern
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
3    SEC Use Only
--------------------------------------------------------------------------------
4    Citizenship or Place of Organization

     U.S.A.
--------------------------------------------------------------------------------
                   5    Sole Voting Power
NUMBER OF                     2,672,295 (See Item 4, below)
SHARES             -------------------------------------------------------------
BENEFICIALLY       6    Shared Voting Power
OWNED BY                      0
EACH               -------------------------------------------------------------
REPORTING          7    Sole Dispositive Power
PERSON WITH:                  2,672,295 (See Item 4, below)
                   -------------------------------------------------------------
                   8    Shared Dispositive Power
                              0
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person
          2,672,295 (See Item 4, below)
--------------------------------------------------------------------------------
10   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions) / /
--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)
          9.6%
--------------------------------------------------------------------------------
12   Type of Reporting Person (See Instructions)
          IN
--------------------------------------------------------------------------------

879237.3                                                                  Page 5

 -------------------------------------------------------------------------------
 CUSIP No. 75621J 10 9            SCHEDULE 13G
 -------------------------------------------------------------------------------


This statement on Schedule 13G relates to shares of common stock, $0.01 par value per share, of Reckson Service Industries, Inc., a Delaware corporation (the "Issuer") and is filed on behalf of all of the following persons (each, a "Reporting Person"): JAH Realties, L.P. ("JAH LP"), JLH Realty Management
Service, Inc. ("JLH Inc."), Veritech Ventures LLC ("Veritech") and Jon L. Halpern ("Mr. Halpern"). Mr. Halpern is the sole stockholder of JLH Inc. JLH Inc. is the general partner of JAH LP. JAH LP is the managing member of Veritech.

Item 1(a)  Name of Issuer

     Reckson Service Industries, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices

     10 East 50th Street
     New York, New York  10022

Item 2(a)  Name of Persons Filing

     JAH Realties, L.P.
     JLH Realty Management Service, Inc.
     Veritech Ventures LLC
     Jon L. Halpern

Item 2(b)  Address of Principal Business Office or, if none, Residence

     The address of the principal place of business of each of the Reporting Persons is c/o JAH Realties, L.P., 2 Manhattanville Road, Suite 205, Purchase, New York 10577.

Item 2(c)  Citizenship

     JAH LP is a New York limited partnership.
     JLH Inc. is a New York corporation.
     Veritech is a New York limited liability company.
     Mr. Halpern is a United States citizen.

Item 2(d)  Title of Class of Securities

     Shares of Common Stock, par value $0.01 per share.

Item 2(e)  CUSIP Number

     75621J 10 9

879237.3                                                                  Page 6

--------------------------------------------------------------------------------
CUSIP No. 75621J 10 9            SCHEDULE 13G
--------------------------------------------------------------------------------


Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          Inapplicable.

Item 4.   Ownership

          See Items (5)-(9) and (11) of the cover pages to this Schedule 13G.

          Of the shares of Common Stock of the Issuer beneficially owned by each of the Reporting Persons, 1,731,597 shares are to be acquired within 60 days of the date of this Schedule 13G pursuant to a letter agreement dated September 23, 1999, as amended, among JAH LP, Veritech, the Issuer and related parties (the "Letter Agreement"). In addition, of the shares of Common Stock of the Issuer beneficially owned by JAH LP, JLH Inc. and Mr. Halpern, 431,551 shares are to be acquired, possibly within 60 days of the date of this Schedule 13G but in any event no later than January 14, 2000, subject to certain conditions, pursuant to the Letter Agreement.

Item 5.   Ownership of Five Percent or Less of a Class

          Inapplicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Inapplicable.

Item 8.   Identification and Classification of Members of the Group

          Inapplicable.

Item 9.   Notice of Dissolution of Group

          Inapplicable

Item 10.  Certification

          By signing below each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of


879237.3                                                                  Page 7

--------------------------------------------------------------------------------
CUSIP No. 75621J 10 9            SCHEDULE 13G
--------------------------------------------------------------------------------

          changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


879237.3                                                                  Page 8

                                    SIGNATURE

         After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. In addition, each of the undersigned hereby agrees that this statement is filed on behalf of each of the parties listed below.


Dated:  October 12, 1999

                             JAH REALTIES, L.P.

                             By:  JLH Realty Management Service, Inc.,
                                  its general partner

                                  By:  /s/ Jon L. Halpern
                                       -----------------------------------------
                                       Name:   Jon L. Halpern
                                       Title:  President

                             JLH REALTY MANAGEMENT SERVICE, INC.

                             By:  /s/ Jon L. Halpern
                                  ----------------------------------------------
                                  Name:   Jon L. Halpern
                                  Title:  President

                             VERITECH VENTURES LLC

                             By:  JAH Realties, L.P., its managing member

                                  By:  JLH Realty Management Service, Inc.,
                                       its general partner

                                       By:  /s/ Jon L. Halpern
                                            ------------------------------------
                                            Name:   Jon L. Halpern
                                            Title:  President

                             JON L. HALPERN

                             /s/ Jon L. Halpern
                             ---------------------------------------------------
                             Jon L. Halpern


879237.3                                                                  Page 9